EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 21, 2014

U-Swirl, Inc. Reports Third Quarter Operating Results
Size and Scope of Company's Operations to Benefit Substantially From Acquisition of Two Self-Serve Frozen Yogurt Chains

HENDERSON, NV--(Marketwired - Jan 21, 2014) - U-Swirl, Inc. (OTCQB: SWRL) ("the Company"), parent to U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today announced operating results for the third quarter and first nine months of FY2014.

THIRD QUARTER HIGHLIGHTS

•	Total revenue increased 72 percent to $1,039,498 in the third quarter of FY2014, compared with total revenue of $605,709 in the quarter ended November 30, 2012.

•
Company-owned frozen yogurt cafés generated $742,377 in net sales during the most recent quarter, which represented a 52 percent increase when compared with $487,216 in the third quarter of the previous fiscal year.

•	Franchise royalties and fees rose 151 percent to $297,121 in three months ended November 30, 2013, compared with $118,493 in the prior-year period.

•
The Company recorded a net loss of ($197,616), or ($0.01) per share, in the most recent quarter, compared with a net loss of ($146,781), or ($0.03) per share, in the third quarter of the previous fiscal year.

•
One new franchised café opened in the three months ended November 30, 2013, and the Company acquired franchise rights and license agreements to 11 self-serve frozen yogurt cafés from Josie's Frozen Yogurt, LLC.

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On January 17, 2014, subsequent to the end of the third fiscal quarter, U-Swirl, Inc. acquired two frozen yogurt chains that franchise and/or operate stores under the brand names CherryBerry and Yogli Mogli.

MANAGEMENT COMMENTS

"While U-Swirl recorded a net loss in the seasonally slow third fiscal quarter, approximately $12,000 of the loss was the result of one-time costs associated with the acquisition of Josie's Frozen Yogurt. We continued to move forward with an aggressive acquisition program that is designed to take advantage of consolidation opportunities in the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry," stated Rico Conte, Chief Executive Officer of U-Swirl, Inc. "Early in the quarter, we completed the acquisition of the franchise rights to nine, and the license agreements to two, frozen yogurt cafés operating under the name Josie's Frozen Yogurt, thereby expanding our network of company-owned and franchised self-serve frozen yogurt cafés to 85 locations in 25 states. As we have noted earlier, our goal is to expand both internally and by selectively acquiring other companies that are often struggling due to a lack of capital or the 'critical mass' necessary for success in the highly fragmented self-serve frozen yogurt industry."

"Last week, we took a giant step forward with the acquisition of two self-serve frozen yogurt chains that franchise and/or operate at total of 182 stores under the brand names CherryBerry and Yogli Mogli. These acquisitions increased the number of franchised and company-operated stores in the U-Swirl network by more than 200%. We are now recognized as a major 'player' in the frozen yogurt industry, having expanded our retail store network more than nine-fold in the past 15 months. Our Company and its franchisees are currently operating 267 cafés, compared with only 85 stores at the end of this year's third fiscal quarter, and we have a presence in 35 states and three foreign countries. While the next few months will be challenging as we integrate recent acquisitions into the U-Swirl family, we expect to realize substantial long-term benefits from economies of scale, volume purchasing leverage, and the elimination of duplicative corporate overhead expenses."

"In addition to our acquisition strategy, we will continue to work closely with our franchisees to identify attractive new store opportunities, and we have many new locations in development," noted Conte. "We have also recently launched the offering of U-Swirl-n-Go franchises, which are limited-product stores within non-traditional locations, such as convenience stores, airports, hotels and other mass gathering areas. The initial investment for these franchises is substantially less, and flat royalty fees, instead of fees based on a percentage of revenues, are charged. We currently expect the first U-Swirl-n-Go location to open this summer."

"Our parent company, Rocky Mountain Chocolate Factory, Inc. ("Rocky Mountain"), which has over three decades of experience in franchising in the retail chocolate business, is highly supportive of our growth strategy," continued Conte. "We have benefited greatly from Rocky Mountain's franchise development and support capabilities, and its strong balance sheet has allowed us to move quickly when attractive acquisition opportunities are identified. For example, Rocky Mountain provided most of the cash needed to acquireCherryBerry and Yogli Mogli, through a convertible note arrangement that was established specifically in support of our acquisition program."

"The self-serve frozen yogurt industry has grown at a frantic pace in recent years, and this has resulted in too many stores being opened in a number of markets, often by companies and franchisors that are undercapitalized and have minimal experience in franchising," noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc., which owns a majority equity interest in U-Swirl, Inc. "We believe this is the ideal time for U-Swirl, supported by Rocky Mountain's strong balance sheet, extensive franchising experience, and infrastructure, to seek out and acquire industry participants with solid brands that have been unable to efficiently scale their operations, and/or which are looking for an attractive 'exit strategy.' Whereas there are dozens, if not hundreds, of frozen yogurt chains currently operating in the U.S., we foresee the industry being dominated by a few well-managed, well-financed firms within a few years."

THIRD QUARTER RESULTS

For the three months ended November 30, 2013, Company-owned frozen yogurt cafés generated $742,377 in net sales, for an increase of 52% when compared with $487,216 in the third quarter of FY2013. The improvement in net sales was due primarily to an increase in the number of Company-owned locations, which ranged from 8 to 12 in the most recent quarter, versus 6 in the prior-year period. In November 2013, the Company closed four underperforming Aspen Leaf Yogurt cafés.

Franchise royalties and fees increased 151% to $297,121 in the three months ended November 30, 2013, compared with $118,493 in the three months ended November 30, 2012, primarily due to an expansion in the number of franchised cafés in operation to 85 at the end of the most recent quarter, versus 30 a year earlier.

The Company recorded an operating loss of ($203,983) in the third quarter of FY2014, compared with a net operating loss of ($146,665) in the prior-year quarter, partly due to higher marketing and advertising expenses and increased general and administrative expenses. Some of these costs were non-recurring in nature, including one-time expenses related to the acquisition of the Josie's franchise system.

Net interest expense increased to a benefit of $6,367 in the third quarter of FY2014, versus net interest income of $116 a year earlier, due to the retirement of $400,000 of notes payable and accrued interest expense. Notes payable of $400,000 were retired, together with accrued interest of $20,991.

The Company reported a net loss of ($197,616), or ($0.01) per share, in the most recent quarter, compared with a net loss of ($146,781), or ($0.03) per share, in the third quarter of FY2013.

The weighted average number of common shares outstanding increased 210% to 15,393,297 in the quarter ended November 30, 2013, versus 4,966,990 in the third quarter of FY2013, reflecting shares issued to Rocky Mountain Chocolate Factory in exchange for certain assets in January 2013.

U-Swirl franchisees added one new café during the most recent quarter, in the state of Mississippi. The Company also acquired franchise rights or license agreements for 11 stores from Josie's Frozen Yogurt, LLC. The Josie's stores are located in Arizona, Indiana, Nevada, Ohio, Texas, South Carolina and Virginia.

NINE-MONTH RESULTS

For the nine months ended November 30, 2013, net sales generated by Company-owned frozen yogurt cafés increased 80% to $3,374,099, compared with $1,877,288 in the first nine months of FY2013. The increase was due primarily to an increase in the number of Company-owned locations in operation during FY2014 when compared with the corresponding period of the previous fiscal year.

Franchise royalties and fees increased 156% to $1,075,265 in the nine months ended November 30, 2013, compared with $419,817 in the nine months ended November 30, 2012, primarily due to an increase in the number of franchised cafés in operation.

Operating income improved to $150,909 in the first nine months of FY2014, compared with a net operating loss of ($226,720) in the corresponding period of the previous fiscal year.

Net interest expense totaled $20,654 in the first nine months of FY2014, compared with net interest income of $48 in the year-earlier period.

The Company reported net income of $130,255, or $0.01 per diluted share, in the first nine months of FY2014, compared with a net loss of ($226,672), or ($0.05) per share, in the first nine months of FY2013.

The weighted average number of common shares outstanding increased 199% to 14,730,088 in the first nine months of FY2014, compared with 4,933,796 in the first nine months of FY2013.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchisor of gourmet retail chocolate stores and self-serve frozen yogurt cafés, and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of January 21, 2014, the Company and its franchisees, licensees and majority-owned subsidiary (U-Swirl, Inc.) operated 623 stores and cafés in 44 states, Canada, Japan, South Korea, The United Arab Emirates, Pakistan and Turkey.. The Company's common stock is listed on The Nasdaq Global Market under the symbol "RMCF." Additional information is available on the Internet at www.rmcf.com.

About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following names: U-SWIRL Frozen Yogurt, CherryBerry, Aspen Leaf Yogurt, Yogli Mogli, Gracie Bleu, and Josie's Frozen Yogurt. The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet. Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer's individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF), primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Henderson, Nevada, and its common stock trades on the OTCQB under the symbol "SWRL." As of January 21, 2014, the Company and its franchisees operated 267 self-serve frozen yogurt cafés in 35 states and three foreign countries.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements." These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company's products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Readers are referred to the Company's periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company's present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company's assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

STORE INFORMATION
New stores opened during
	three months ended	Stores open as of
	November 30, 2013	November 30, 2013
Franchise Stores	1	77
Company-Owned Stores	0	8
Total	1	85

SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2013	February 28, 2013
	(unaudited)
Current Assets	$956	$604
Total Assets	$3,731	$3,718
Current Liabilities	$857	$665
Stockholder's Equity	$1,940	$1,693

INTERIM UNAUDITED
STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended November 30,		Three Months Ended November 30,
	2013	2012	2013	2012
Revenues
Franchise, royalty and marketing fees	297	119	28.6%	19.6%
Retail sales	742	487	71.4%	80.4%
Total Revenues	1,039	606	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	277	165	26.7%	27.2%
Labor and related expenses	256	130	24.6%	21.5%
Occupancy and related expenses	203	117	19.5%	19.3%
Marketing and advertising	73	18	7.0%	3.0%
General and administrative	373	245	35.9%	40.4%
Depreciation and amortization	61	78	5.9%	12.9%
Total Costs and Expenses	1,243	753	119.6%	124.3%

Income (loss) from operations	(204)	(147)	-19.6%	-24.3%

Interest benefit (expense)	6	-	0.6%	0.0%

Income (loss) before income taxes	(198)	(147)	-19.1%	-24.3%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	(198)	(147)	-19.1%	-24.3%

Basic and Diluted Earnings (Loss)
Per Common Share	$(0.01)	$(0.03)

Weighted Average Common Shares
Outstanding, Basic and Diluted	15,393,297	4,966,990

INTERIM UNAUDITED
STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2013	2012	2013	2012
Revenues
Franchise, royalty and marketing fees	1,075	420	24.2%	18.3%
Retail sales	3,374	1,877	75.8%	81.7%
Total Revenues	4,449	2,297	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	1,107	609	24.9%	26.5%
Labor and related expenses	875	426	19.7%	18.5%
Occupancy and related expenses	683	344	15.4%	15.0%
Marketing and advertising	162	57	3.6%	2.5%
General and administrative	1,199	857	26.9%	37.3%
Depreciation and amortization	272	231	6.1%	10.1%
Total Costs and Expenses	4,298	2,524	96.6%	109.9%

Income (loss) from operations	151	(227)	3.4%	-9.9%

Interest expense	(21)	-	-0.5%	0.0%

Income (loss) before income taxes	130	(227)	2.9%	-9.9%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	130	(227)	2.9%	-9.9%

Basic and Diluted Earnings (Loss)
Per Common Share	$0.01	$(0.05)

Weighted Average Common Shares
Outstanding, Basic and Diluted	14,730,088	4,933,796